pingtan marine enterprise Reports unaudited FINANCIAL RESULTS

FOR its third quarter and nine-months ended September 30, 2013

FUZHOU, China, November 14, 2013 – Pingtan Marine Enterprise Ltd. (Nasdaq: PME), (“Pingtan,” or the “Company”) an integrated marine services company in the People’s Republic of China (PRC), today announced its unaudited financial results for the third quarter and nine-months ended September 30, 2013.

Recent Business Development

The Company expanded its fleet from 40 to 86 vessels through a purchase transaction of 46 fishing trawlers for a total consideration of $410.1 million in June 2013. These vessels are fully licensed to fish in Indonesian waters, and have brought to the Company additional carrying capacity of approximately 45,000 to 50,000 tons starting in the third quarter of 2013.

In September 2013, The Company further increased its fleet to 106 vessels with the addition of 20 newly-built fishing vessels, which were initially ordered in September 2012. These vessels are fully licensed to fish in both Indian and Indonesian waters, and have been placed into the sea for testing for 3 - 6 months of run-in period. Each vessel is capable of harvesting 900 to 1,000 tons of fish at full operation. At current prices and operating at full capacity, each vessel is expected to generate annual revenue of approximately $3 million with annual net income of approximately $800,000 to $1 million.

Update on Sale of Dredging Subsidiary (Discontinued operations)

The China Dredging Group (“CDGC”) business was reported as a discontinued operation during the third quarter of 2013.

As previously announced in July 2013, the Company received an offer from the Chairman and CEO, Mr. Xinrong Zhuo, to acquire the business and operating assets of our wholly-owned dredging subsidiary, CDGC, and its PRC operating subsidiaries in exchange for (i) forgiveness of the Company’s current $155.2 million 4% promissory note due on June 19, 2015; (ii) transfer to the Company of the 25-year exclusive operating rights for 20 new fishing vessels, with such rights appraised at $216.1 million by an independent, globally recognized appraiser, BMI Appraisals Limited; and (iii) forgiveness of the Company’s current accounts due to CDGC with amount $172.1 million.

Subsequent to the receipt of the fairness opinion on the proposed transaction from independent financial advisor, Duff & Phelps LLC on October 28, 2013, the Board, excluding Mr. Zhuo, and the Company’s Senior Officer, Mr. Bin Lin, due to their interest in the proposed transaction, approved moving forward with the transaction. The Board is evaluating any potential alternative proposals received during the 30 day period beginning October 28, 2013 and the transaction is expected to close during the fourth quarter of 2013. Assuming the proposed transaction closes, the Company will own or have exclusive operating rights to 126 fishing vessels and licenses.

Pingtan Marine Enterprise Ltd.	Page 2
November 14, 2013

Third Quarter 2013 Management Comments

Mr. Xinrong Zhuo, Chairman and CEO of the Company, commented, “We are pleased with our efforts in expanding our fishing business, as we reported improved sales and gross margin during the period. This increased margin expansion was driven by our operations reaching a greater size and scale, which we believe will continue to improve as we grow. Pingtan’s operating costs are largely tied to volume, as our public company costs are relatively fixed, and our labor and overhead costs currently provide operating leverage to grow. Increasing our total volume is also important in our pricing negotiations with fuel providers, distributors and exporters, while also opening the possibility to sell to end markets directly. We believe that the recent notification by the Ministry of Agriculture restricting the number of new fishing licenses operating in international waters will help provide an important barrier to entry by new competitors into our markets. We are looking forward to beginning to report our results for entire quarterly period with all of our new vessels operating at full capacity, and will continue to keep our shareholders updated as Pingtan progresses in its plans.”

Third Quarter 2013 Financial Highlights (A)

($ in millions, except per share data)	3 months ended	3 months ended	9 months ended	9 months ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Fishing (Continuing operations)
Recognized Revenue	$20.6	$13.2	$61.6	$39.0
Cost of Revenue	12.4	9.7	39.0	28.6
Gross Profit	8.2	3.5	22.6	10.4
Gross Profit Margin	39.6%	26.3%	36.8%	26.8%
Net Income from continuing operations	5.9	5.8	17.4	10.6
Basic and Diluted Weighted Average Shares Outstanding	79.1	79.1	79.1	79.1
EPS (from continuing operations)	0.08	0.07	0.22	0.13

Dredging Services (Discontinued operations)
Revenue	$54.3	$46.9	$131.6	$166.0
Net Income	12.4	17.4	39.5	60.8
EPS (from discontinued operations)	0.15	0.22	0.50	0.77

Balance Sheet Highlights (A)

	9/30/2013	12/31/2012
Cash and Cash Equivalents	$10.8	$10.4
Total Current Assets	281.7	437.4
Total Assets	355.4	484.0
Total Current Liabilities	221.5	67.0
Total Long-term Debt	58.4	16.7
Total Liabilities	280.0	83.7
Shareholders’ Equity	75.4	400.3
Total Liabilities and Shareholders’ Equity	$355.4	$484.0
Book Value Per Share	$0.95	$5.06

(A)	Represents the consolidation retrospectively restated as if Pingtan Marine Enterprise Ltd. (formerly known as China Growth Equity Investment Ltd.) completed its merger with China Dredging Group Co., Ltd. and the share purchase of Merchant Supreme Co., Ltd. on January 1, 2012 rather than on February 25, 2013. Assets and liabilities of discontinued operations are retrospectively restated as of December 31, 2012 after taking into account of the Group’s plan to sell China Dredging Group Co., Ltd. and its subsidiaries to the Company’s Chairman, CEO and major shareholder, Mr. Xinrong Zhuo.

Pingtan Marine Enterprise Ltd.	Page 3
November 14, 2013

Consolidated Financial and Operating Review

Revenues

Revenue from the fishing business, sales of frozen fish and other marine catches (continuing operations) for the three months ended September 30, 2013 increased by 56.7% to $20.6 million from $13.2 million for the same period in 2012. The increase was primarily due to an increase in sales volume as a result of the acquisition of 46 new fishing vessels in June 2013, which began operating in the third quarter of the year, and increased unit sales price and a change in the product mix of frozen fish and other marine products.

For the nine-months ended September 30, 2013, the Company increased revenue from its fishing business (continuing operations) by 57.9% to $61.6 million from $39.0 million in the nine months ended September 30, 2012, the increase was due to the same reason as described above.

Revenue from dredging services (discontinued operations) for the three months ended September 30, 2013 increased by 15.8% to $54.3 million from $46.9 million in the same period of 2012. For the nine months ended September 30, 2013, revenue from dredging services (discontinued operations) decreased by 20.7% to $131.6 million from $166.0 million in the same period of 2012.

Gross Margin

The Company’s gross margin for continuing operations increased to 39.6% in the three months ended September 30, 2013 from 26.3% in the same period of 2012. The increase was primarily due to increase in unit sales price and change in the product mix of frozen fish and other marine products.

Gross margin increased to 36.8% for the nine months ended September 30, 2013 from 26.8% in the same period of 2012. The increase was due to the same reason as described above.

The Company’s gross margin for discontinued operations was 38.3% for the three months ended September 30, 2013, compare to 55.3% in the same period of 2012. The Company’s gross margin for discontinued operations was 43.2% in the nine months ended September 30, 2013, compared to 53.9% in the same period of 2012.

Selling, General & Administrative Expenses

For the three months ended September 30, 2013, total selling, general and administrative expenses for continuing operations was $1.5 million, or 7.5% of revenue, compared to $0.4 million, or 2.7% of revenue, in the same period of 2012. The increase was primarily attributable to higher professional fees and administrative costs associated with the Company being a publicly listed company, as well as our expanded scale of operations.

For the nine months ended September 30, 2013, total selling, general and administrative expenses for continuing operations was $3.1 million, or 5.0% of revenue, compared to $1.2 million, or 3.0 % of revenue, in the same period of 2012. The increase was due to the same reason as described above.

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November 14, 2013

Net Income From Continuing Operations

Net income from continuing operations for the three months ended September 30, 2013 was $5.9 million, or $0.08 per basic and diluted share, compared to $5.8 million, or $0.07 per basic and diluted share, in the same period of 2012. The slight increase was primarily due to a deferred government subsidy and the decrease in interest expense caused by the discontinued operation assuming the interest expenses from the notes payable. In the three months ended September 30, 2013 there was $0.2 million in subsidies received compared to $3.8 million in the same period of 2012. In October 2013, The Company was notified by the Fujian Provincial Government of the grant of a subsidy of $6.5 million, which will be subsequently received in 2013.

Net income excluding subsidy income for the three months ended September 30, 2013 increased by 190.0% to $5.8 million from $2.0 million in the same period of 2012.

Net income from continuing operations for the nine months ended September 30, 2013 was $17.4 million, or $0.22 per basic and diluted share, compared to $10.6 million, or $0.13 per basic and diluted share, in the same period of 2012. Net income was affected by the same reason as described above.

Net income, excluding subsidy income, for the nine months ended September 30, 2013 increased by 153.0% to $17.2 million from $6.8 million in the same period of 2012.

Net income from discontinued operations for the three months ended September 30, 2013 was $12.4 million, or $0.15 per basic and diluted share, compared to $17.4 million, or $0.22 per basic and diluted share, in the same period of 2012.

Net income from discontinued operations for the nine months ended September 30, 2013 was $39.5 million, or $0.50 per basic and diluted share, compared to $60.8 million, or $0.77 per basic and diluted share, in the same period of 2012.

About Pingtan Marine

Pingtan is a marine enterprises group, engaging in ocean fishing through its wholly-owned subsidiaries, Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd., or Pingtan Fishing. Pingtan Fishing primarily engages in ocean fishing with many of its self-owned vessels operating within the Indian Exclusive Economic Zone and the Arafura Sea of Indonesia. Pingtan Fishing is a growing fishing company and provider of high quality seafood in the PRC.

Business Risks and Forward-Looking Statements

This press release may contain forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. In addition, please refer to the risk factors contained in Pingtan's SEC filings available at www.sec.gov, including Pingtan's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q Definitive Proxy Statement and Form S 3. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Pingtan undertakes no obligation to update or revise any forward-looking statements for any reason.

Pingtan Marine Enterprise Ltd.	Page 2
November 14, 2013

CONTACT:

Roy Yu

Chief Financial Officer

Pingtan Marine Enterprise Ltd.

Tel: +86 591 87271753

ryu@ptmarine.net

INVESTOR RELATIONS:
The Equity Group Inc.	In China
Adam Prior, Senior Vice President	Katherine Yao, Associate
(212) 836-9606	86 10 6587 6435
aprior@equityny.com	kyao@equityny.com

Pingtan Marine Enterprise Ltd.	Page 3
November 14, 2013

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(IN U.S. DOLLARS)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012 (A)	2013	2012 (A)

Revenue	$20,609,107	$13,152,223	$61,640,940	$39,039,757

Cost of revenue	(12,446,879)	(9,693,182)	(38,974,488)	(28,572,398)

Gross profit	8,162,228	3,459,041	22,666,452	10,467,359

Selling and marketing expenses	(361,999)	(146,641)	(730,734)	(608,483)

General and administrative expenses	(1,178,035)	(209,633)	(2,345,569)	(578,544)

Operating income	6,622,194	3,102,767	19,590,149	9,280,332

Other income/(expense)
Investment income	218	20	69,289	15,146
Interest income	2,306	678	4,861	2,888
Interest expenses	(1,049,041)	(1,079,474)	(2,444,782)	(2,438,124)
Subsidy income	168,900	3,783,578	204,492	3,783,578
Sundry income	8	-	2,021	-
Gain/(Loss) on foreign exchange, net	194,433	(21,051)	(25,972)	(52,770)
Total other income/(expense)	(683,176)	2,683,751	(2,190,091)	1,310,718

Income from continuing operations before income taxes	5,939,018	5,786,518	17,400,058	10,591,050

Income tax expense	-	-	-	-

Net income from continuing operations	5,939,018	5,786,518	17,400,058	10,591,050

Net income from discontinued operations, net of taxes	12,362,523	17,375,250	39,461,777	60,773,049

Consolidated net income	$18,301,541	$23,161,768	$56,861,835	$71,364,099

Basic and diluted earnings per share
- From continuing operations	$0.08	$0.07	$0.22	$0.13
- From discontinued operations	0.15	0.22	0.50	0.77
- Net income	$0.23	$0.29	$0.72	$0.90

Weighted average number of ordinary shares outstanding
- Basic and diluted	79,055,053	79,055,053	79,055,053	79,055,053

(A)	Represents the consolidation retrospectively restated as if Pingtan Marine Enterprise Ltd. (formerly known as China Growth Equity Investment Ltd.) completed its merger with China Dredging Group Co., Ltd. and the share purchase of Merchant Supreme Co., Ltd. on January 1, 2012 rather than on February 25, 2013.

Pingtan Marine Enterprise Ltd.	Page 4
November 14, 2013

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN U.S. DOLLARS)
	September 30, 2013	December 31, 2012
	(Unaudited)	(A)
Assets
Current assets
Cash	$10,832,000	$10,426,140
Notes receivable (banker's acceptances)
transferred from related parties	-	3,645,817
Accounts receivable - third parties	10,252,829	11,478,436
Other receivables	11,015	29,885
Advance to related parties	-	49,802,821
Prepaid expenses	4,932,497	410,966
Inventories	5,427,251	194,331
Assets of discontinued operations	250,209,548	361,460,444
Total current assets	281,665,140	437,448,840

Other assets
Long-term investment	3,431,373	3,328,789
Deposit on setting up of Joint Venture	-	6,090,302
Property, plant and equipment, net	66,979,281	37,141,906
Other receivables	3,283,333	-
Total other assets	73,693,987	46,560,997

Total assets	$355,359,127	$484,009,837

Pingtan Marine Enterprise Ltd.	Page 5
November 14, 2013

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - CONTINUED
(IN U.S. DOLLARS)

Liabilities and equity
Current liabilities
Accounts payable - third parties	$151,000	$70,732
Accounts payable - related parties	163,303	5,765,632
Receipt in advance - third parties	476,399	-
Receipt in advance - related parties	-	12,681,102
Short-term loans	22,363,811	25,169,260
Long-term loans - current portion	11,413,399	8,094,308
Accrued liabilities and other payables	3,684,872	1,033,784
Advance from related parties	115,472	153,961
Deferred income	1,714,706	-
Liabilities of discontinued operations	181,463,364	14,052,751
Total current liabilities	221,546,326	67,021,530

Other liabilities
Long-term loans, net of current portion	58,431,373	16,689,321
Total other liabilities	58,431,373	16,689,321
Total liabilities	279,977,699	83,710,851

Shareholders' equity
Ordinary shares, 225,000,000 shares authorized with $0.001 authorized with $0.001 per share; 79,055,053 shares issued and outstanding
as of September 30, 2013 and December 31, 2012	79,055	79,055
Additional paid-in capital	26,645,687	141,381,098
Statutory reserves	19,877,314	19,386,642
Retained earnings	-	217,224,220
Accumulated other comprehensive income	28,779,372	22,227,971
Total shareholders’ equity	75,381,428	400,298,986

Total liabilities and shareholders' equity	$355,359,127	$484,009,837

(A)	Represents the consolidation retrospectively restated as if Pingtan Marine Enterprise Ltd. (formerly known as China Growth Equity Investment Limited) completed its merger with China Dredging Group Co., Ltd. and the share purchase of Merchant Supreme Co., Ltd. on January 1, 2012 rather than on February 25, 2013. Assets and liabilities of discontinued operations are retrospectively restated as of December 31, 2012 after taking into account of the Group’s plan to sell China Dredging Group Co., Ltd. and its subsidiaries to the Company’s Chairman, CEO and major shareholder, Mr. Xinrong Zhuo.

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November 14, 2013

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(IN U.S. DOLLARS)

	For the Nine Months Ended September 30,
	2013	2012 (A)

Cash flows from operating activities
Net income	$56,861,835	$71,364,099
Discontinued operations, net of tax	(39,461,777)	(60,773,049)
Income from continuing operations	17,400,058	10,591,050

Adjustments to reconcile net income to net
cash provided by operating activities
Depreciation of property, plant and equipment	2,268,063	2,596,876
Short term investment income	-	(15,868)

Changes in operating assets and liabilities
Accounts receivable - third parties	1,568,675	(4,240,254)
Accounts receivable - related parties	-	4,586,762
Other receivables	19,657	6,766,975
Prepaid expenses	(4,479,159)	336,543
Inventories	(5,191,641)	756,413
Accounts payable - third parties	77,561	2,498,040
Accounts payable - related parties	494,616	3,443,700
Receipt in advance - third parties	473,183	(382,150)
Receipt in advance - related parties	(12,983,365)	-
Accrued liabilities and other payables	2,602,770	1,146,071
Net cash provided by operating activities from
continuing operations	2,250,418	28,084,158

Cash flows from investing activities
Payment for long term investment	-	(2,995,958)
Proceeds from disposition of short-term investment	-	808,449
Proceeds from deferred income	6,224,357	-
Purchase of property, plant and equipment	(216,850,307)	(6,574,964)
Advance to related parties	(4,044,837)	(52,772,881)
Net cash used in investing activities from
continuing operations	(214,670,787)	(61,535,354)

Cash flows from financing activities
Proceeds from short-term loans	43,439,587	51,478,882
Repayment of short-term loans	(46,996,499)	(36,078,434)
Proceeds from long-term loans	45,889,055	26,630,736
Repayment of long-term loans	(1,890,743)	-
Proceeds from additional paid in capital	-	13
Advance from related parties, net of reception in form of note receivable	3,847,492	(10,222,164)
Net cash provided by financing activities from
continuing operations	44,288,892	31,809,033

Pingtan Marine Enterprise Ltd.	Page 7
November 14, 2013

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) - CONTINUED
(IN U.S. DOLLARS)

	For the Nine Months Ended September 30,
	2013	2012 (A)

Cash flow from discontinued operations
Net cash provided by operating activities from
discontinued operations	71,420,962	73,322,045
Net cash provided by investing activities from
discontinued operations	7,624,250	23,934,193
Net cash (used in)/provided by financing activities from
discontinued operations	(560,216)	168,559
Net cash provided by discontinued operations	78,484,996	97,424,797

Effect of exchange rate	1,977,422	732,443

Net (decrease)/increase in cash	(87,669,059)	96,515,077

Cash at the beginning of period (1)	175,488,715	114,204,340

Cash at the end of period (2)	$87,819,656	$210,719,417

Supplemental disclosure of cash flow information:

Cash paid:
From discontinued operations Income tax paid	$12,814,679	$23,111,634
From continuing operations Interest paid	$2,325,864	$2,559,454

Supplemental disclosure of non-cash transaction eliminated in above:
Note payable – related party	$155,166,195	$-
Purchase of property, plant and equipment by setting off advances to related parties	$54,882,642	$-
Deposit on setting up Joint Venture netted of accounts payable - related parties	$6,090,302	$-

(1) Includes cash and cash equivalents of discontinued operations of 165,062,575 and $112,409,544 at the beginning of the year in 2013 and 2012 respectively.

(2) Includes cash and cash equivalents of discontinued operations of 76,987,656 and $210,552,835 at the nine months ended September 30, 2013 and 2012 respectively.

(A)	Represents the consolidation retrospectively restated as if Pingtan Marine Enterprise Ltd. (formerly known as China Growth Equity Investment Limited) completed its merger with China Dredging Group Co., Ltd. and the share purchase of Merchant Supreme Co., Ltd. on January 1, 2012 rather than on February 25, 2013.